Exhibit 99.1

Maxygen Announces $10 Million Stock Repurchase Program

REDWOOD CITY, Calif., May 31, 2011 — Maxygen, Inc. (Nasdaq: MAXY), a biotechnology company, today announced a stock repurchase program under which the company may purchase up to $10.0 million of its common stock through December 31, 2011. Since December 2009, Maxygen has repurchased approximately 10.0 million shares of its common stock at an aggregate cost of approximately $54.1 million.

Maxygen may repurchase its common stock from time to time, in amounts, at prices and at such times as it deems appropriate, all subject to market conditions and other considerations. Maxygen may make repurchases in the open market, in privately negotiated transactions, accelerated repurchase programs or in structured share repurchase programs. The program will be conducted in compliance with the SEC’s Rule 10b-18 and applicable legal requirements and will be subject to market conditions and other factors. The company also expects to establish Rule 10b5-1 trading plans from time to time to effect such purchases when appropriate.

The program does not obligate Maxygen to acquire any particular amount of common stock and the program may be modified or suspended at any time at the company’s discretion. Any repurchases would be funded from available cash on hand.

On May 16, 2011, Maxygen received $76.0 million in cash from Astellas Bio Inc. for the purchase of Maxygen’s equity interests in Perseid Therapeutics LLC, a former majority-owned subsidiary of Maxygen. In addition to the $76.0 million Maxygen received from Astellas, it also held approximately $100.0 million in cash and cash equivalents as of March 31, 2011 (excluding cash and cash equivalents held by Perseid as of such date). Maxygen also remains eligible for a payment of up to $30.0 million from Bayer HealthCare LLC related to the sale of hematology assets to Bayer in July 2008.

About Maxygen

Maxygen is a biotechnology company focused on the potential further development of its MAXY-G34 product candidate, a next-generation pegylated, granulocyte colony stimulating factor, or G-CSF, for the treatment of chemotherapy-induced neutropenia and acute radiation syndrome (ARS). For more information, please visit www.maxygen.com.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to the timing and extent of any stock repurchases,

Maxygen’s ability or plans to commence or continue the development of MAXY-G34 for any indication and the timing and status of any such development, and the potential receipt by Maxygen of any portion of the payment from Bayer. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Important factors that could cause actual results to differ materially include strategic alternatives, transactions or events related to Maxygen’s business or assets and global economic and market conditions, as well as other factors described in Maxygen’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Contact:

Linda Chrisman

Linda.chrisman@maxygen.com

650.298.5351